Contact: Daemon Repp Director of Finance 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
December 18, 2017

POPE RESOURCES ANNOUNCES SALES TOTALING $12.5 MILLION FROM HARBOR HILL PROJECT

Pope Resources (Nasdaq:POPE) announced today recent sales totaling 78 single-family lots from its Harbor Hill project in Gig Harbor, Washington for a combined $12.5 million. The buyers were two different merchant builders: MainVue and Azure Northwest. Harbor Hill is a mixed-use planned community consisting of residential, retail, business park, and commercial properties.

“Reminiscent of our Harbor Hill lot closings a year ago, we are gratified to record this encore set of sales enabled by a very strong Puget Sound housing market,” said Tom Ringo, President and CEO. “Our first Harbor Hill single-family lot sales occurred in 2014 and, with this closing, we have sold 481 lots in just four years, a testament to the market's enthusiastic response to this product. Given our expectation of continued strength in this regional housing market, we anticipate closing on most, if not all, of Harbor Hill's remaining 65 residential lots in 2018.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 210,000 acres of timberland and development property in Washington, Oregon, and California. These acres include three private equity timber funds that we manage, co-invest in, and consolidate in our financial statements and from which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland and earning fee revenue from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The content of our website is not incorporated into this release or into our filings with the Securities and Exchange Commission.